Exhibit 99.1

Inari Medical Reports Second Quarter 2022 Financial Results

IRVINE, CALIFORNIA – August 3, 2022 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its second quarter ended June 30, 2022.

Second Quarter Revenue and Business Highlights

•
Generated revenue of $92.7 million in the second quarter of 2022, up 7% sequentially from the first quarter and 46% over the same quarter last year.
•
Accelerated the expansion of our US commercial footprint, finishing the quarter with over 270 territories, just shy of our full year target.
•
Announced FDA clearance and limited market release of two new products, one of which targets patients outside of our core TAM.
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Ended the quarter with $330.5 million in cash, cash equivalents and short-term investments.

“We continue to execute crisply across all of our growth drivers despite the ongoing challenges to the med tech operating environment”, said Bill Hoffman, CEO of Inari Medical. “We produced robust revenue growth, hired our largest class of new sales professionals and initiated the limited market release of two new products, including one that targets patients beyond our core TAM. We remain committed to our mission, and to ideas bigger and more important than just business. We are thankful for your support of our work.”

Second Quarter 2022 Financial Results

Revenue was $92.7 million for the second quarter of 2022, compared to $86.8 million for the prior quarter and $63.5 million for the second quarter of 2021. The increase over prior periods was driven by continued U.S. commercial expansion and new product introductions.

Gross profit was $82.4 million for the second quarter of 2022, compared to $58.6 million for the same period of 2021. Gross margin was 88.8% for the second quarter of 2022, compared to 92.4% for the same period in the prior year, lower primarily due to the move to our larger production facility in the fourth quarter of 2021.

Operating expenses for the second quarter of 2022 were $91.7 million, compared to $54.5 million for the second quarter of 2021. The increase was mainly driven by personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

Net loss was $10.2 million for the second quarter of 2022 and net loss per share was $0.19 on a weighted-average basic and diluted share count of 53.2 million, compared to a net income of $4.1 million and a net income per share of $0.08 and $0.07 on a weighted-average basic share count of 49.7 million and diluted share count of 55.6 million, respectively, in the same period of the prior year.

Full-Year 2022 Revenue Guidance

For the full year 2022, we are reaffirming our prior guidance range of $360 million to $370 million.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the second quarter 2022 financial results after market close on Wednesday, August 3, 2022 at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by registering here.

About Inari Medical, Inc.

Inari Medical, Inc. is a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases. Our current product offering consists of two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The company purpose-built its products for the specific characteristics of the venous system and the treatment of the two distinct manifestations of venous thromboembolism, or VTE: deep vein thrombosis and pulmonary embolism. The ClotTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of deep vein thrombosis. The FlowTriever system is 510(k)-cleared by FDA and CE marked for the non-surgical removal of clot from peripheral blood vessels, including for the use in the treatment of pulmonary embolism and clot in transit in the right atrium.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2022 revenue, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2021, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

ICR Westwicke

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$92,744	$63,453	$179,496	$120,850
Cost of goods sold	10,347	4,814	20,314	9,437
Gross profit	82,397	58,639	159,182	111,413
Operating expenses
Research and development	18,569	11,630	34,704	19,793
Selling, general and administrative	73,156	42,897	136,888	79,795
Total operating expenses	91,725	54,527	171,592	99,588
(Loss) income from operations	(9,328)	4,112	(12,410)	11,825
Other income (expense)
Interest income	214	35	264	103
Interest expense	(73)	(74)	(146)	(147)
Other income (expense)	252	7	228	(34)
Total other income (expenses)	393	(32)	346	(78)
(Loss) income before income taxes	(8,935)	4,080	(12,064)	11,747
Provision for income taxes	1,252	12	1,252	210
Net (loss) income	$(10,187)	$4,068	$(13,316)	$11,537
Other comprehensive income (loss)
Foreign currency translation adjustments	(291)	57	(408)	(123)
Unrealized (loss) gain on available-for-sale debt securities	(125)	(6)	(373)	12
Total other comprehensive (loss) income	(416)	51	(781)	(111)
Comprehensive (loss) income	$(10,603)	$4,119	$(14,097)	$11,426
Net (loss) income per share
Basic	$(0.19)	$0.08	$(0.26)	$0.23
Diluted	$(0.19)	$0.07	$(0.26)	$0.21
Weighted average common shares used to compute net (loss) income per share
Basic	53,183,767	49,669,652	52,075,399	49,512,800
Diluted	53,183,767	55,595,016	52,075,399	55,665,193

Inari Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$79,724	$92,752
Short-term investments in debt securities	250,772	83,348
Accounts receivable, net	49,171	42,351
Inventories, net	26,674	21,053
Prepaid expenses and other current assets	4,997	5,694
Total current assets	411,338	245,198
Property and equipment, net	20,076	16,471
Operating lease right-of-use assets	46,653	44,909
Deposits and other assets	6,195	981
Long-term investments in debt securities	—	3,983
Total assets	$484,262	$311,542
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,748	$6,541
Payroll-related accruals	27,695	24,433
Accrued expenses and other current liabilities	8,076	10,737
Operating lease liabilities, current portion	465	802
Total current liabilities	40,984	42,513
Operating lease liabilities, noncurrent portion	28,196	28,404
Other long-term liability	1,304	1,416
Total liabilities	70,484	72,333
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 53,305,825 and 50,313,452 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	53	50
Additional paid in capital	445,807	257,144
Accumulated other comprehensive loss	(1,183)	(402)
Accumulated deficit	(30,899)	(17,583)
Total stockholders' equity	413,778	239,209
Total liabilities and stockholders' equity	$484,262	$311,542